Exhibit 5.1

April 10, 2025

Reborn Coffee, Inc.

580 N. Berry Street

Brea, CA 92821

Re:	Registration Statement on Form S-1 of Reborn Coffee, Inc.

Ladies and Gentlemen:

We have acted as counsel to Reborn Coffee, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale by the selling shareholders named therein of up to an aggregate of 6,667,949 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to an aggregate of 2,300,000 shares of Common Stock issuable to Arena Business Solutions Global SPC II, LTD (the “ELOC Investor”) (a) as consideration for its execution and delivery of the equity line of credit purchase agreement dated as of February 10, 2025 (the “ELOC Purchase Agreement”, and such shares of Common Stock, the “Commitment Shares”) and (b) from time to time at the Company’s sole discretion pursuant to the ELOC Purchase Agreement (the “ELOC Shares”) (ii) up to 4,166,667 shares of Common Stock (the “Debenture Shares”) issuable to the Arena Investors (as defined below) upon conversion of the 10% original issue discount secured convertible debentures (the “Debentures”) that were or that may be issued by the Company pursuant to the Securities Purchase Agreement between the Company and the purchasers named therein (the “Arena Investors”) dated as of February 6, 2025 as amended on March 28, 2025 (the “Debenture Agreement”), and (iii) up to 201,282 shares of Common Stock (the “Warrant Shares” and, together with the Commitment Shares, the ELOC Shares and the Debenture Shares, the “2025 Shares”) issuable to the Arena Investors upon the exercise of the common stock purchase warrants (the “Warrants”) that were or that may be issued to the Arena Investors upon the consummation of the closing of each tranche in accordance with the terms of the Debenture Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Certificate of Incorporation of the Company, as amended;

3.	the Bylaws of the Company, as amended;

4.	the ELOC Purchase Agreement;

5.	the form of Warrant;

6.	the Debenture Agreement;

7.	the Debentures; and

Reborn Coffee, Inc.

April 10, 2025

8.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the ELOC Purchase Agreement, the Warrants, the Debentures and the Debenture Agreement, including the issuance of shares of Common Stock thereunder.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent we have deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

With regard to our opinions regarding the 2025 Shares set forth herein, we express no opinion to the extent that, notwithstanding the current reservation of the 2025 Shares by the Company, future issuances of securities of the Company, including all or a portion of the 2025 Shares, or anti-dilution adjustments to outstanding securities of the Company (including, without limitation, the Debentures and the Warrants), result in the number of 2025 Shares issuable pursuant to the ELOC Purchase Agreement, the Debentures and the Warrants exceeding the number of shares of Common Stock that then remain authorized but unissued under the Certificate of Incorporation of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Warrant Shares issuable upon the exercise of the Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

2.	The Commitment Shares issuable in accordance with the ELOC Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the ELOC Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The ELOC Shares issuable in accordance with the ELOC Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the ELOC Purchase Agreement, will be validly issued, fully paid and non-assessable.

4.	The Debenture Shares issuable in accordance with the Debentures have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

Reborn Coffee, Inc.

April 10, 2025

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP